Exhibit 5.1
December 13, 2005
Halozyme Therapeutics, Inc.
11588 Sorrento Valley Road, Suite 17
San Diego, CA 92121

RE:	Halozyme Therapeutics, Inc. Registration Statement on Form S-3 Our File No. 19498-0001
Ladies and Gentlemen:
     We have acted as counsel to Halozyme Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with its filing of the registration statement (Ref. No. 333-125731) on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on June 10, 2005 and with its filing of the prospectus supplement together with the prospectus contained in the Registration Statement (together, the “Prospectus”) with the SEC on the date hereof. The Registration Statement related to the proposed offer and sale by the Company of its common stock, $0.001 par value per share (the “Common Stock”), and other securities from time to time, as set forth in the prospectus contained in the Registration Statement, and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of up to $50,000,000. The Prospectus relates to the proposed issuance and sale by the Company of up to 10,000,000 shares of Common Stock (the “Shares”) with an offering price of $1.75 per share.
     We have reviewed and are familiar with (a) the Company’s Articles of Incorporation and Bylaws, (b) a certificate of an officer of the Company representing certain matters in connection with the Common Stock, which representations we have assumed the validity of and relied on, and (c) such other matters as we have deemed necessary for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.
     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the
Hale Lane Peek Dennison and Howard
LAS VEGAS OFFICE: 2300 West Sahara Avenue | Eighth Floor | Box 8 | Las Vegas, Nevada 89102 | Phone (702) 222-2500 | Fax (702) 365-6940
CARSON CITY OFFICE: 777 East William Street | Suite 200 | Carson City, Nevada 89701 | Phone (775) 684-6000 | Fax (775) 684-6001

Halozyme Therapeutics, Inc. December 13, 2005 Page 2
Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus, will be validly issued, fully paid and non-assessable.
     The opinions expressed herein are limited to the Nevada general corporation law as set forth in Chapter 78 of the Nevada Revised Statutes.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the capital “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ HALE LANE